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                                 EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Lycos, Inc.:

  We consent to the incorporation by reference in the registration statement (No. 333-13715) on Form S-8 of Lycos, Inc. of our report dated September 3, 1996 relating to the consolidated balance sheets of Lycos, Inc. and subsidiary as of July 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended July 31, 1996 and for the period from inception (June 1, 1995) to July 31, 1995, which report appears in the July 31, 1996 annual report on Form 10-K of Lycos, Inc.

                                          KPMG Peat Marwick LLP

Boston, Massachusetts
October 25, 1996